“We have identified
a heart-rate
complexity
metric, PD2i®,
which is now
FDA approved
and marketed by
Vicor Technologies.”
Colonel Leopoldo Cancio
U.S. Army Institute for Surgical Research

V I C O R   T E C H N O L O G I E S
October 26, 2009
Dear Fellow Shareholders:
     It is with great pleasure that I share with you the significant developments Vicor has achieved through the first nine months of 2009. We have continued to make important progress and achieve substantial milestones in the transformation of Vicor from a development-stage biotechnology company into a commercial enterprise.
U.S. FOOD AND DRUG ADMINISTRATION/REGULATORY AFFAIRS/
INTELLECTUAL PROPERTY
PD2i Analyzer™ 510(k) Labeling To Be Expanded
     The PD2i Analyzer™, which received U.S. Food and Drug Administration (FDA) 510(k) marketing clearance in December 2008, is undergoing some enhancements. As you recall, the original intended use was to display and analyze electrocardiographic information and measure heart rate variability (HRV) in resting patients. We are completing some programming changes to enable the capture and display of HRV information during paced respiration and controlled exercise. Following completion of these programming changes, the labeling for our original 510(k) will be expanded to include the measurement of heart rate variability during paced respiration and controlled exercise. This expanded labeling will facilitate the use of the PD2i Analyzer™ for screening diabetic and cardiac patients with reimbursement available to the physicians from insurers for these types of tests. We anticipate the PD2i Analyzer™ will be in use in selected physicians’ practices late in the fourth quarter of this year. This use should, in turn, generate revenue for Vicor.
Normal Range Study for the PD2i Analyzer™ Will Serve As Basis For Test Interpretation
     We will be performing a normal range study for the PD2i Analyzer™ at the University of Mississippi Medical Center as soon as routine Institutional Review Board approval is received. This study of approximately 200 age and gender matched “normal” patients will enable us to identify and establish normal ranges of PD2i® values for these groups, for both a resting patient and a patient performing paced respiration and/or controlled exercise. We will then file a 510(k) with the FDA to establish normal ranges for PD2i® values. The ability to identify normal ranges will enable physicians to interpret the results of a PD2i Analyzer™ test as abnormal or normal, which will facilitate accurate diagnosis and appropriate treatment.
U.S. Army Studies Continue To Show The PD2i® Nonlinear Algorithm Is The Only Vital Sign That Enables Accurate Triage Of The Seriously Wounded
     Testing of the PD2i VS™ by the U.S. Army is continuing under our collaborative agreement. In the completed study of 325 civilian trauma patients, researchers found that analysis of complex heart rate variability using the PD2i® nonlinear algorithm and software identifies trauma patients with good sensitivity (low percentage of false negatives) and that results are similar using “raw” or “clean” electrocardiograms (“EKG’s”). This latter point is especially important considering the real world — on the battlefield or in civilian trauma settings — in which EKG data is collected. This data for the PD2i VS™ will be used in conjunction with the data from the normal range study to file a 510(k) to establish a claim for a more accurate triaging of trauma patients.
     Additionally, at the request of the U.S. Army Institute for Surgical Research (USAISR), we have completed the programming necessary for the PD2i VS™ to operate as a continuous vital sign monitor. In this mode, the PD2i VS™ provides an initial result with

V I C O R   T E C H N O L O G I E S
three minutes of collected data and an updated status every minute thereafter. Each result is accompanied by an audible tone, and a green, yellow, or red light to indicate the patient’s change in status and alert the emergency response team of a need for aggressive and immediate lifesaving intervention. USAISR has requested a modification of the R-R detector in our software to improve its already high sensitivity and accuracy. (The accuracy of the time intervals between each heart beat “the R-R interval” is critical to the calculation of a PD2i® value). The enhanced version of the continuous PD2i VS™, together with the improved R-R detector should enable the USAISR to utilize our technology in an important prospective human trial, which we believe could be the last clinical test required before deployment.
The PD2i CA™ (Cardiac Analyzer) Expected To Utilize MUSIC Trial Data For New 510(k)
     Under a collaborative agreement with the University of Rochester and the Catalan Institute of Cardiovascular Science, the PD2i CA™ is being used to study the data files of 651 individuals who participated in the Merte Subita en Insufficiencia Cardiaca (MUSIC) congestive heart failure trial. We have completed analysis of the data files, and expect to have our collaborators unlock the data and compare the PD2i CA™ results with the actual outcomes in the next six to eight weeks. This time period will permit us to modify the R-R detection software in order to re-analyze the files. This second analysis with the improved R-R detector will enable us to maximize the already high probability of success of this important trial. This data set will serve as the basis for submission of a 510(k) to the FDA for the application of sudden cardiac death (SCD).
New Respiratory Application
     In conjunction with our collaborative effort with the USAISR, Vicor’s PD2i® nonlinear algorithm — which is capable of analyzing any collected stream of biological data —was used to analyze the respiratory wave forms of wounded soldiers requiring use of a ventilator. The objective of the analysis was to ascertain whether the PD2i® nonlinear algorithm was able to accurately differentiate those who could be safely weaned from the ventilator and breathe on their own, from those who could not and needed to remain on the ventilator. The study revealed that the PD2i® nonlinear algorithm accurately predicted which soldiers could be weaned from the ventilator from those who needed to remain on the ventilator. Based on the results, which were highly statistically significant, Vicor filed a patent application for use of the PD2i® nonlinear algorithm for respiratory analysis on August 7, 2009. There is a significant potential for use as physicians have been searching for the means of making an accurate determination regarding patient ventilator need.
REIMBURSEMENT
     Physicians can use existing CPT (current procedural terminology) codes (and modifiers) to obtain insurance company reimbursement — in addition to direct payment by patients — for tests performed using the PD2i Analyzer™. These codes are for the measurement of heart rate variability in response to controlled exercise and paced respiration as well as recording and analyzing an EKG.
     The programming modifications of the PD2i Analyzer™ are a major part of our short-term strategy. We deem this critical to ensuring that all marketing activities for the PD2i Analyzer™ to physicians and billing activities by them are performed in accordance with FDA and Center for Medicare & Medicaid Services (CMS) guidelines. Our revised labeling for the measurement of HRV during paced respiration and controlled exercise as well as at rest will enable this.

V I C O R   T E C H N O L O G I E S
     We have also initiated our long-term strategy consisting of obtaining CPT codes from the American Medical Association that would be unique to Vicor and its PD2i® nonlinear algorithm. This process could take in excess of three years. Having unique CPT codes for tests performed using the PD2i® platform of products will then enable CMS to establish an appropriate national Medicare reimbursement level. National Medicare reimbursement levels are usually the standard for reimbursement levels for private insurance companies.
REVENUE STRATEGY
Application Service Provider (ASP) Distribution Model Being Implemented
     The programming for our ASP distribution model is being implemented. It works in this manner: an EKG file is captured using the Vicor PD2i Analyzer™. The EKG file is automatically uploaded to our server for analysis. The analysis is performed and the results are automatically transmitted back to the physician along with the required information for billing by the physician to the insurance company. Each physician use will be recorded on the website which will enable Vicor to directly bill the analysis fees to the physician monthly. In this manner, our proprietary software remains continuously under our control and protection, and we have a record of which physicians are conducting tests and how often. This model also facilitates engagement with prospective international customers and the different methods by which we expect to be paid by them. The application is now being tested to ensure it is working properly before product launch.
International
     Vicor has signed a distributorship agreement with Glotecx, Inc. (Coral Springs, FL) covering India and four other countries in East Africa. The agreement, which employs our ASP model, is expected to generate revenue in early 2010. This agreement calls for payment of a guaranteed minimum number of collection devices and tests per month paid in advance. While the agreement was intended to commence late in the fourth quarter, there is a delay due to situations beyond our control.
     We are in discussions with distributors in other countries (Israel, Ecuador, Brazil, Philippines, United Kingdom, Thailand, and China). We believe the value of our technology, per test pricing, and alternative regulatory climate (non-U.S.) in these countries create the opportunity for Vicor to realize significant future international revenues and possibly sooner than we would realize revenues in the United States.
Domestic
Physician Market
     As we discussed earlier, there currently are established CPT codes that enable physician reimbursement from third-party payors for the performance of tests which use the PD2i Analyzer™. The PD2i CA™ is being beta tested in a large cardiology practice in California and we expect to initiate a second beta site in New York. In anticipation of a product launch in early 2010, we have identified several of our physician shareholders and their practices for early adoption of the PD2i Analyzer™.
     Our strategy has always been to establish a large physician base — 350 shareholders and 450 members of our National Cardiac Panel — as early adopters of our technology to ensure that (a) the product is well received by physicians interested in Vicor’s success and (b) product enhancement suggestions provided by these early adopters can be incorporated into the technology before a national rollout.

V I C O R   T E C H N O L O G I E S
     Physician acceptance is a critical success factor — the road to successful physician adoption of new medical products is not an easy road to travel. While our strategy may add several months — not years — to a national rollout and significant revenue ramp-up, we firmly believe our deliberate strategy of perseverance and patience is prudent and critical to our success.
Pre-Hospital and Hospital Markets
     The PD2i VS™ will be rolled out initially with the U.S. Army and several international armed forces. Ultimately, our goal is to license the technology for inclusion in existing vital sign monitors for pre-hospital and hospital use and combat care. Inclusion in vital sign monitors will not preclude the development of our own hardware in a size permitting easy battlefield transport by combat care providers.
PUBLICATIONS AND PRESENTATIONS
     During the past year, the results of our efforts have appeared in trade media reaching important target audiences, prestigious medical journals, and presentations by USAISR medical personnel.
Trade Media
     I was interviewed and featured in an online audio interview at CEOroadshow.com. Dr. Daniel N. Weiss, our Chief Medical Officer, was interviewed by EP Lab Digest. Medical Device Daily included Dr. Weiss’s comments in an article entitled “Vicor’s heart metric used as an identifier for trauma in patients” (September 25, 2009).
     Colonel Leopoldo Cancio of the USAISR identified the PD2i® as a heart-rate complexity metric to be tested on trauma patients in the Army’s new Critical Combat Care Engineering (C3E) program in “Bridging the Critical Care Chasm,” an article describing the C3E that appeared in the August 2009 issue of Military Medical/CBRN Technology (Volume 13, Issue 5). The C3E is a new program area within the U.S. Army Medical Research and Materiel Command’s Combat Casualty Care Research Area Directorate (RAD II) that was created to improve battlefield care and, specifically, address the “critical care technology gap.”
Peer-Reviewed Medical Journals
     A manuscript of Vicor’s study, “Comparison of linear-stochastic and nonlinear-deterministic algorithms in the analysis of 15-minute clinical EKGs to predict risk of arrhythmic death,” appeared in Therapeutics and Clinical Risk Management (2009-5, 1-12). The manuscript chronicles the study of 397 patients admitted to three emergency room departments for chest pain and determined to be at low-to-high risk of acute myocardial infarction (MI). Fifteen-minute EKGs were recorded and R-R intervals assessed by three non-linear algorithms (PD2i®, DFA, and ApEn) and four conventional linear-stochastic measures (SDNN, MNN, 1/f-Slope, LF/HF). The sensitivity and relative risk for predicting arrhythmic death was highest at all time-points for the PD2i® algorithm.
     “New Measures of Heart-Rate Complexity: Effect of Chest Trauma and Hemorrhage” is in press in the Journal of Trauma. This USAISR study analyzed the complex beat-to-beat variability present in the heart-rate time series, which has been proposed as a “new vital sign.” The effect of chest trauma and hemorrhagic shock on heart-rate complexity (HRC) was examined in an animal model. The study concluded that heart rate complexity may be useful for diagnosis of trauma and hemorrhagic shock, and for monitoring resuscitation efforts.

V I C O R   T E C H N O L O G I E S
Presentations
     Andriy Batchinsky, MD, a USAISR researcher, will present findings from a study of Vicor’s PD2i VS™ at the American Heart Association’s Resuscitation Science Symposium 2009 (November 14-15, 2009). Dr. Batchinsky will present “Does Heart-Rate Complexity Analysis Work in the Real World? Changes in the Point Correlation Dimension of Heart Rate During Prehospital Lifesaving Interventions.” This is the first presentation at a major scientific conference featuring Vicor’s proprietary PD2i® nonlinear algorithm. The objective of “Does Heart-Rate Complexity Analysis Work in the Real World?” was to evaluate the ability of the PD2i VS™ to distinguish trauma patients receiving lifesaving interventions from those who did not based on analysis of ECGs from 325 pre-hospital trauma patients. The PD2i® nonlinear algorithm value was calculated on both unedited (raw) and on manually verified, noise- and ectopy-free (clean) EKG sections. In conclusion, researchers found that analysis of complex heart rate variability using the PD2i® nonlinear algorithm and software identifies trauma patients with good sensitivity (low percentage of false negatives) and that results are similar using “raw” or “clean” EKGs. Additional studies of automated trauma triage using the PD2i VS™ are planned.
     Additionally, Dr. Batchinsky made the following presentations of the USAISR’s continuing studies of the PD2i VS™:
•	“Are We Listening to Music or Noise? Use of the Lyapunov Exponent for Comprehensive Assessment of Heart Rate Complexity During Hemorrhage in Sedated Conscious Miniature Swine” 8th International Conference on Complexity in Acute Illness August 28-30, 2009 — Palo Alto, CA

•	“Complexity in Animal Models” and “Continuous Complexity Analysis and Remote Battlefield Triage” International Experts of Complexity and Variability at the Bedside Round Table August 24-25, 2009 — Wakefield, CA

•	“Does Heart Rate Complexity Add to Traditional Vital Signs for Trauma Patient Triage?” ATACCC 2009 Conference August 10-12, 2009 — St. Petersburg Beach, FL

•	“Toward Automated Detection of Life-threatening Injury Using Comprehensive Assessment of the Electrocardiogram” Smart Monitoring 2009 Conference August 9, 2009 — St. Petersburg Beach, FL
     We are delighted that our technology is being highlighted by our collaborators in such high-profile settings.
COLLABORATIONS
     In addition to our collaborative agreement with the USAISR, we are delighted to be collaborating with such prestigious individuals and institutions as Dr. Al Buxton of Brown University and Dr. Wojciech Zareba of the University of Rochester. We have also developed a very exciting relationship with the University of Mississippi Medical Center (UMMC) in Jackson. This relationship extends throughout the Medical Center and includes the Vice Chancellor, Dr. David Dzielak. Consequently, we are conducting more than six ongoing clinical trials at UMMC. One of the most exciting of these will be conducted in November in conjunction with the Mississippi Blood Bank. This study is being conducted to identify the change in PD2i® values before, during, and after blood donation. Such findings could suggest, as we have seen demonstrated in animal models with the USAISR, that the PD2i®

V I C O R   T E C H N O L O G I E S
nonlinear algorithm would be useful as a noninvasive indicator of blood loss (hypovolemia) — an extremely exciting application for the medical community.
FUNDING
Successful Funding Efforts Continue Despite Market Conditions
     We continue to fund operations through investments. Since December 31, 2008, we successfully raised in excess of $3,500,000 of convertible notes providing us liquidity into the first quarter of 2010. We anticipate being able to convert substantially all of these notes as well as our other convertible notes into common stock, thus increasing equity. We continue to carefully seek the capital with which to provide us the necessary funds to execute our business plan. We have been in meaningful discussions with investment bankers and institutions regarding our capital needs and how they might assist us. We remain confident that we will successfully obtain the necessary level of funding in the first half of 2010. The funds obtained should be sufficient for us to complete the FDA regulatory process on our products and launch our comprehensive marketing effort in 2010 and beyond.
     We are continually reviewing acceptable regulatory requirements, which if met, would allow us to list on an exchange other than the OTCBB.
     Vicor’s success is the result of the hard work, dedication, and determination of many people, including you, our shareholders. I am excited about Vicor’s prospects in the months ahead, as we achieve the significant milestones of product launch, recognition in peer-reviewed journals, meaningful collaborations, and revenue generation. I am grateful for your confidence in Vicor, and I appreciate your continued support.

David H. Fater
Chairman and Chief Executive Officer
Disclaimer
The appearance of name-brand institutions or products in this report does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this report are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to obtain FDA 510(k) clearance of the PD2i VS™ (Vital Sign) for military and civilian applications and the PD2i CA™(Cardiac Analyzer), our ability to continue to receive financing sufficient to continue operations and complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this report speak only as of the date of this report, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

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